EXHIBIT 99.1

Blacksands Petroleum Inc.
401 Bay Street, Suite 2700, PO Box 152
Toronto, Ontario Canada M5H 2Y4
Tel: +1 (416) 359 7805
Fax: +1 (416) 359 7801
E-mail: pparisotto@coniston.ca
Website:  www.blacksandspetroleum.com

NEWS RELEASE

BLACKSANDS ACQUIRES GAS WELL ASSET

TORONTO, ONTARIO, November 16, 2009 – Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company”)  announces that it has acquired Pioneer Natural Resources USA, Inc’s J.E. Pettus Gas Unit located in Goliad County, Texas. The Gas Unit includes 4 active producing gas wells on 3688.77 acres in the prolific Gulf-Coast Wilcox trend. The Company has acquired the Gas Unit for approximately $400,000 US. The Gas Unit is the first Blacksands’ acquisition in the United States. BSPE is focused on conventional and non-conventional producing properties with development and exploration potential throughout North America. BSPE will be the operator with a 100% Leasehold Working Interest in the Gas Unit’s current production that is between the surface and 8500 feet below surface. BSPE has a 10.67% Leasehold Working Interest for production lower than 8500 feet below the surface. BSPE Joint Interest Partners for gas production below the 8500 feet level are XTO Energy, Inc. (35.0%), ConocoPhillips Company (45.67%), and Anadarko Petroleum Corp. (8.66%).

About Blacksands:

Blacksands Petroleum Inc. is engaged in the business of exploring for, developing and operating conventional and unconventional oil and gas projects.

“Mark R. Holcombe” President & CEO

For further information, please contact:

Mark Holcombe
917-940-6569

Cautionary Note Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated actions and expectations of the Company discussed in this press release and the anticipated benefits of those actions. All statements, other than statements of historical fact, included herein including, without limitation, the word “expect” and similar expressions identify forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-

looking statements if circumstances or management’s beliefs, expectations or opinions should change except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the timing of the shareholder meeting, the ability to receive shareholder approval, the ability to complete the share transfer documentation to both parties satisfaction, the completion of the share transfer and the Company’s ability to refocus on gold exploration and production and other risks and uncertainties disclosed in the Company’s 10-K for the year ended October 31, 2008, filed with the United States Securities and Exchange Commission, and other information released by the Company from time to time and filed with the appropriate regulatory agencies.